Exhibit 10.19

HEMOSENSE

CONSULTING AGREEMENT

DATE: MAY 6, 2003

Edward Brennan

1216 Arguello Blvd.

San Francisco, CA 94122-2707

Dear: Ed

1.	HemoSense, Inc. (The “Company”) wishes to obtain your services as a consultant on projects agreed by you and the Company in writing. The initial project on which you are to work is described on Exhibit A attached hereto. This letter shall constitute an agreement (the “Agreement”) between you and the Company, its subsidiaries, its successors and its assigns, and contains all the terms and conditions relating to the services you are to provide.

2.	Either you or the Company may terminate this Agreement at any time by at least thirty (30) days prior written notice.

3.	As consideration for your services and other obligations you will be paid as set forth on Exhibit A attached hereto for work on the initial project. Fees for future projects will be set forth in the agreements concerning such projects.

4.	As additional consideration for your services hereunder, the Company will provide you with such support facilities and space as may be required in the Company’s judgment to enable you to properly perform your services hereunder.

5.	You shall be reimbursed for reasonable travel and other out-of-pocket expenses incurred by you in connection with your services under this Agreement, provided that you provide receipts and obtain prior approval of the CEO or Consulting Chief Financial Officer of the Company for any significant expenses.

6.	Your relationship with the Company shall be that of an independent contractor and not that of an employee. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for taxes, which shall be your responsibility. You shall have no authority to enter into contracts, which bind the Company or create obligations on the part of the Company without the express prior authorization of the Company.

7.	All services to be performed by you will be as agreed between you and the Board/CEO of the Company, or such other person as the Board/CEO may designate. You shall be required to report to the Company, concerning your services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Board/CEO or such other person.

8.

You shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to your services under this Agreement or to the products, methods of manufacture, trade secrets, processes, business or affairs of confidential or proprietary information of the Company except with the prior written consent of the Company or to the extent necessary in performing tasks assigned to you by the Company. This Agreement imposes no obligation upon you with respect to Information that: (a) was in your possession before receipt from HemoSense; or (b) is or becomes available to the public through no fault of yours; or (c) is received in good faith by you from a third party and is not subject to an obligation of confidentiality owed to the third party; or (d) is independently developed by you without reference to Information received hereunder, as evidenced by your written records. Upon termination of this Agreement you

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will return to the Company all documents, and other materials related to the services provided hereunder or furnished to you by the Company. Your obligations under this Paragraph 8 shall survive termination of this Agreement.

9.	You shall promptly disclose and hereby transfer and assign to the Company all right, title and interest to all techniques, methods, processes, formulas, improvements, inventions and discoveries made or conceived or reduced to practice by you, solely or jointly with others, in the course of providing services hereunder or with the use of materials or facilities of the Company during the period of this Agreement or which relate to the Company’s business or its actual or demonstrably anticipated research or development (except as otherwise provided below). When requested by the Company you will make available to the Company all notes, drawings, data and other information relating to the above. You will promptly sign any documents (including U.S. and foreign patent assignments) requested by the Company related to the above assignment of rights and inventions and will cooperate with the Company at the Company’s request and expense in preparation and prosecution of any US or foreign patent applications related to such rights and inventions. Your obligations under this Paragraph 9 shall survive termination of this Agreement. This Agreement does not apply to inventions fully covered by the provisions of Exhibit B, attached hereto, (If any).

10.	The Company understands that you do not presently perform, or intend to perform, during the term of this Agreement, consulting or other services for companies whose businesses or proposed businesses in any way involve the design or use of products that would be competitive with the products or proposed products of the Company (except for the companies, if any, listed on Exhibit C attached hereto). If, however, you decide to do so, you agree to notify the Company in writing in advance (specifying the organization with which you propose to consult) and provide information sufficient to allow the Company to determine if such consulting would conflict with areas of interest to the Company or further services which the Company might request of you pursuant to this Agreement.

11.	Any amendment to this Agreement must be in writing signed by you and the Company.

12.	All notices, requests and other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, if to you at the address set forth above and if to the Company at 600 Valley Way, Milpitas, CA 95035 or to such other addresses as either party shall specify to the other.

13.	The validity, performance and construction of this Agreement shall be governed by the laws of the State of California.

14.	This Agreement supersedes any prior consulting or other agreements between you and the Company.

If this Agreement is satisfactory, you should execute and return the original and one copy to us, retaining the third copy for your file.

Very truly yours,
HemoSense, Inc.		AGREED AND ACCEPTED:

By:	/s/ JAMES MERSELIS	/s/ EDWARD F. BRENNAN
Title:	President & CEO	Signature

Edward F. Brennan
Print Name

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EXHIBIT A

DESCRIPTION OF INITIAL CONSULTING PROJECT AND COMPENSATION

Provide strategic counsel and guidance to the CEO on all matters related to HemoSense, Inc. business.

Provide assistance specific to optimizing the Government/CMS reimbursement for HemoSense product, the INRatio system.

The compensation will be $3750.00, paid monthly. It assumes an average of one day per week spent on HemoSense business.

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EXHIBIT B

INVENTIONS MADE PRIOR TO THIS AGREEMENT AND

EXCLUDED FROM PARAGRAPH 9 (IF NONE, SO STATE):

Patent #6,076,013 and related art.

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EXHIBIT C

LIST OF COMPANIES COMPETITIVE TO HEMOSENSE, INC

FOR WHICH CONSULTING SERVICES ARE PRESENTLY BEING PERFORMED

(IF NONE, SO STATE):

None

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EXHIBIT D

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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